Exhibit 99.3

ENB FINANCIAL CORP

2001 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL

I, ___________________________, hereby elect to withdraw my participation in ENB Financial Corp 2001 Employee Stock Purchase Plan (the “Plan”).  This withdrawal covers all Contributions and shares of Ephrata National Bank common stock credited to my account and is effective on the date designated below.

I understand that all outstanding cash credited to my account will be paid to me within ten (10) business days of receipt by the Bank of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of shares can be made by me during the Offering Period.  I understand that my shares of will be automatically enrolled in ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan unless I notify the Plan administrator that I want a stock certificate and cash for my fractional shares.  I also understand that any and all Shares of Common Stock acquired through the Plan must be held for a period of one year from the applicable purchase date prior to being sold.

The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding offering periods only by delivering to the Bank a new Subscription Agreement.

Dated:
Signature of Employee

Social Security Number